Exhibit 10.1

TWENTY-THIRD AMENDED AND RESTATED BRIDGE PROMISSORY NOTE

Principal Amount: $1,220,000.00	Issue Date:	September 16, 2025

FOR VALUE RECEIVED, the undersigned, theglobe.com, inc, a Delaware corporation (the “Borrower”), with offices located at 14643 Dallas Parkway, Suite 650, Dallas, TX 75254, hereby promises to pay to Delfin Midstream Inc. (the “Holder”), on order, without demand, in lawful currency of the United States of America, the principal sum of One Million Two Hundred Twenty Thousand Dollars and 00/100 ($1,220,000.00) (the “Loan”), in accordance with the provisions of this promissory note (this “Note”). This Note evidences the Loan made by the Holder to the Borrower, and there is no separate loan agreement or other written agreement relating to its terms.

1.Amended and Restated. The parties originally entered into a Bridge Note dated March 9, 2018 in the principal amount of $50,000 (the “Original Note”), which Original Note was amended and restated in full pursuant to an Amended and Restated Bridge Promissory Note dated May 9, 2018 in the principal amount of $150,000 (the “Amended Note”), which was further amended and restated in full pursuant to a Second Amended and Restated Bridge Promissory Note dated November 2, 2018 in the principal amount of $350,000 (the “Second Amended Note”) and which was further amended and restated in full pursuant to a Third Amended and Restated Bridge Promissory Note dated May 23, 2019 in the principal amount of $465,000 (the “Third Amended Note”) and which was further amended and restated in full pursuant to a Fourth Amended and Restated Bridge Promissory Note dated November 1, 2019 in the principal amount of $554,100 (the “Fourth Amended Note”) and which was further amended and restated in full pursuant to a Fifth Amended and Restated Bridge Promissory Note dated August 24, 2020 in the principal amount of $600,000 (the “Fifth Amended Note”) and which was further amended and restated in full pursuant to a Sixth Amended and Restated Bridge Promissory Note dated February 8, 2021 in the principal amount of $637,500 (the “Sixth Amended Note”) and which was further amended and restated in full pursuant to a Seventh Amended and Restated Bridge Promissory Note dated June 11, 2021 in the principal amount of $675,000 (the “Seventh Amended Note”) and which was further amended and restated in full pursuant to an Eighth Amended and Restated Bridge Promissory Note dated October 5, 2021 in the principal amount of $705,000 (the “Eighth Amended Note”) and which was further amended and restated in full pursuant to a Ninth Amended and Restated Bridge Promissory Note dated January 27, 2022 in the principal amount of $750,000 (the “Ninth Amended Note”) and which was further amended and restated in full pursuant to a Tenth Amended and Restated Bridge Promissory Note dated April 6, 2022 in the principal amount of $791,000 (the “Tenth Amended Note”) and which was further amended and restated in full pursuant to an Eleventh Amended and Restated Bridge Promissory Note dated June 29, 2022 in the principal amount of $826,000 (the “Eleventh Amended Note”) and which was further amended and restated in full pursuant to a Twelfth Amended and Restated Bridge Promissory Note dated September 28, 2022 in the principal amount of $861,000 (the “Twelfth Amended Note”) and which was further amended and restated in full pursuant to a Thirteenth Amended and Restated Bridge Promissory Note dated December 23, 2022 in the principal amount of $906,000 (the “Thirteenth Amended Note”) and which was further amended and restated in full pursuant to a Fourteenth Amended and Restated Bridge Promissory Note dated April 5, 2023 in the principal amount of $932,000 (the “Fourteenth Amended Note”) and which was further amended and restated in full pursuant to a Fifteenth Amended and Restated Bridge Promissory Note dated July 26, 2023 in the principal amount of $952,000 (the “Fifteenth Amended Note”) and which was further amended and restated in full pursuant to a Sixteenth Amended and Restated Bridge Promissory Note dated October 12, 2023 in the principal amount of $977,000 (the “Sixteenth Amended Note”) and which was further amended and restated in full pursuant to a Seventeenth Amended and Restated Bridge Promissory Note dated December 30, 2023 in the principal amount of $1,027,000 (the “Seventeenth Amended Note”) and which was further amended and restated in full pursuant to an Eighteenth Amended and Restated Bridge Promissory Note dated March 31, 2024 in the principal amount of $1,056,000 (the “Eighteenth Amended Note”) and which was further amended and restated in full pursuant to a Nineteenth Amended and Restated Bridge Promissory Note dated August 9, 2024 in the principal amount of $1,086,000 (the “Nineteenth Amended Note”) and which was further amended and restated in full pursuant to a Twentieth Amended and Restated Bridge Promissory Note dated November 13, 2024 in the principal amount of $1,113,000 (the “Twentieth Amended Note”) and which was further amended and restated in full pursuant to a Twenty-First Amended and Restated Bridge Promissory Note dated March 24, 2025 in the principal amount of $1,155,000 (the “Twenty-First Amended Note”) and which was further amended and restated in full pursuant to a Twenty-Second Amended and Restated Bridge Promissory Note dated May 27, 2025 in the principal amount of $1,183,000 (the “Twenty-Second Amended Note”). The Holder and the Borrower hereby agree to amend and restate the Twenty-Second Amended Note with this Note.

2.Maturity Date. This Note shall be a DEMAND NOTE thereby allowing the Holder to call the Note at any time for any reason or no reason whatsoever requiring the immediate repayment of all principal and accrued and unpaid interest (the “Maturity Date”).

3.Prepayment. This Note may be prepaid in whole or part at any time prior to the Maturity Date without penalty and without consent of the Holder.

4.Interest Rate. Interest shall accrue on the unpaid principal balance of this Note at a rate of eight percent (8%) per annum and shall be payable on the Maturity Date, calculated on a 365/366 day year, as applicable.

5.Default Interest Rate. The entire unpaid principal balance of the Loan shall bear interest until paid at an annual rate equal to ten percent (10%) (the “Default Rate”) upon each of the following:

(a)after the occurrence and during the continuation of any Event of Default during the term of this Note, regardless of whether the Holder also elects to accelerate the maturity of the Loan; or

(b)from and after demand for payment has been made by the Holder after the Maturity Date in the event the Loan has not been paid in full on or before the Maturity Date;

provided, however, that after judgment all such sums shall bear interest at the lesser of the Default Rate or the greatest rate allowed by applicable law for judgments. Any amount of interest which shall be due and owing pursuant to this Section shall be paid on the daily outstanding balance of principal evidenced by this Note and shall be based upon a 365-day year for the actual number of days for which interest is payable, but such interest shall never exceed the maximum rate of interest permitted under applicable law.

6.Maximum Interest Rate. In no event shall any agreed to or actual exaction charge, reserved or taken as an advance or forbearance by the Holder as consideration, exceed the maximum interest rate permitted by law applicable from time to time to the Loan for the use or detention of money or for forbearance in seeking its collection; and the Holder hereby waives any right to demand such excess. If the interest provisions of this Note or any exactions provided for in this Note shall result at any time or for any reason in an effective rate of interest that exceeds the maximum interest rate permitted by applicable law (if any), then without further agreement or notice, the obligation to be fulfilled shall be automatically reduced to such limit and all sums received by the Holder in excess of those lawfully

7.Events of Default. The entire unpaid principal balance of the Loan and all other sums owing under this Note, shall at the option of the Holder become immediately due and payable without notice or demand upon the occurrence of any one or more of the following events (“Events of Default”):

(a)The failure of the Borrower to pay the principal or other sum when due, which remains unpaid for thirty (30) calendar days; or

(b)The Borrower shall make an assignment for the benefit of creditors, file a petition in bankruptcy, apply to or petition any tribunal for the appointment of a custodian, receiver, intervenor or trustee for the Borrower or a substantial part of the Borrower’s assets; or

(c)The Borrower shall commence any proceeding under any bankruptcy, arrangement or readjustment of debt law or statute of any jurisdiction, whether now or hereafter in effect; or if any such petition or application shall have been filed or proceeding commenced against the Borrower or if any such custodian, receiver, intervenor or trustee shall have been appointed.

8.Rights and Remedies of Holder. The occurrence of any Event of Default shall allow the Holder, with written notice to Borrower, to: (a) accelerate the maturity of this Note and demand immediate payment of all outstanding principal and other sums due hereunder, and (b) immediately exercise and pursue any rights, privileges, remedies and powers as provided herein or under law. The Holder’s rights, privileges, remedies and powers, as provided in this Note are cumulative and concurrent, and may be pursued singly, successively or together against the Borrower at the sole discretion of the Holder. Additionally, the Holder may resort to every other right or remedy available at law and in equity without first exhausting the rights and remedies contained herein, all in the Holder’s sole discretion. The Holder’s delay in exercising or failure to exercise any rights or remedies to which the Holder may be entitled if any Event of Default occurs shall not constitute a waiver of any of the Holder’s rights or remedies with respect to that or any subsequent Event of Default, whether of the same or a different nature, nor shall any single or partial exercise of any right or remedy by the Holder preclude any other or further exercise of that or any other right or remedy. No waiver of any right or remedy by the Holder shall be effective unless made in writing and signed by the Holder, nor shall any waiver on one occasion apply to any future occasion, but shall be effective only with respect to the specific occasion addressed in that signed writing.

9.Waiver and Consent. Except as otherwise provided herein, to the fullest extent permitted by law, the Borrower hereby: (a) waives demand, presentment, protest, notice of dishonor, suit against or joinder of any other person, and all other requirements necessary to charge or hold the Borrower liable with respect to the Loan; (b) waives any right to immunity or exemption of any property, wherever located, from garnishment, levy, execution, seizure or attachment prior to or in execution of judgment, or sale under execution or other process for the collection of debts; (c) submits to the jurisdiction of the state and federal courts in the State of Delaware for purposes of any action or proceeding under this Note; (d) agrees that the venue of any such action or proceeding may be laid in the County of New Castle, Delaware and waives any claim that the same is an inconvenient forum. Until the Holder receives all sums due under this Note in immediately available funds, the Borrower shall not be released from liability with respect to the Loan unless the Holder expressly releases the Borrower in a writing signed by the Holder.

10.Costs, Indemnities and Expenses. The Borrower agrees to pay all filing fees and similar charges and all costs incurred by the Holder in collecting or securing or attempting to collect or secure the Loan, including reasonable attorneys’ fees, whether or not involving litigation and/or appellate, administrative or bankruptcy proceedings. In addition to the payment of the documentary stamp taxes due on this Note, the Borrower agrees to pay any applicable intangible taxes or other taxes (except for federal or state income or franchise taxes based on the Holder’s net income) which may now or hereafter apply to this Note or any payment made in respect of the Loan, and the Borrower agrees to indemnify and hold the Holder harmless from and against any liability, costs, attorney’s fees, penalties, interest or expenses relating to any such taxes, as and when the same may be incurred.

11.Order of Payments. Except as otherwise required by law, payments received by the Holder hereunder shall be applied first against expenses and indemnities and next to accrued but unpaid interest followed by a reduction of the outstanding principal balance of the Loan, except that during the continuance of any Event of Default, the Holder may apply such payments in any order of priority determined by the Holder in its exclusive judgment.

12.Governing Law. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware. EACH OF THE PARTIES HERETO HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF, AND VENUE IN, ANY FEDERAL OR STATE COURT OF COMPETENT JURISDICTION LOCATED IN THE COUNTY OF NEW CASTLE, STATE OF DELAWARE, SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREIN, AND HEREBY WAIVES, AND AGREES NOT TO ASSERT, AS A DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT HEREOF, THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPLICABLE OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SAID COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION SHALL BE HEARD AND DETERMINED IN SAID COURTS. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE.

13.Notice. Any notices, requests, demands and other communications required or permitted to be given hereunder shall be given in writing and shall be deemed to have been duly given when delivered by hand, five (5) days following the date of deposit in the United States mail, by registered or certified mail, postage prepaid, return receipt requested, or on the delivery date shown on a written verification of delivery provided by a reputable private delivery service, if addressed to the mailing address as set forth in the preamble to this Note or such other address as last provided to the sender by the addressee in accordance with this Section.

14.Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns. This Note may not be assigned by either party without the prior written consent of the other party.

15.Amendment Provision; Cancellation of Amended Note. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented. The Holder hereby acknowledges and agrees that, with immediate effect as of such effective date, the Amended Note and all indebtedness arising thereunder are hereby cancelled, terminated and superseded in their entirety by this Note. The Holder agrees to deliver the original Amended Note to the Borrower for cancellation.

16.Severability. If any part of this Note is adjudged illegal, invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Note that can be given effect without such provision.

[Signature Page Follows]

IN WITNESS WHEREOF, the Borrower has caused this Note to be signed in its name as of the date first above written.

theglobe.com inc., a Delaware corporation

By:	/s/ Frederick P. Jones
	Name:	Frederick P. Jones
	Title:	Chief Executive Officer